JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G with respect to the Common Shares and American Depositary Shares of Pampa Energia S.A., is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 14, 2022.

HIDDEN LAKE S.A.

By:	/s/ Vera Hector Alejandro
Name:	Vera Hector Alejandro
Title:	Vice President

BRASLYN LTD.

By:	/s/ Jason C. Callender
Name:	Jason C. Callender
Title:	Director

SHELTON VENTURES INC.

By:	/s/ Jason C. Callender
Name:	Jason C. Callender
Title:	Director

BURLINGTON VENTURES LTD.

By:	/s/ Jason C. Callender
Name	: Jason C. Callender
Title:	Director

JOSEPH C. LEWIS

/s/ Joseph C. Lewis
Joseph C. Lewis, Individually